Exhibit (h)(6)

TCW INVESTMENT MANAGEMENT COMPANY

A MEMBER OF THE TCW GROUP

865 SOUTH FIGUEROA STREET, LOS ANGELES, CALIFORNIA 90017

TEL: 213 244 0585    FAX: 213 244 0489    E-MAIL: david.devito@tcw.com

DAVID S. DEVITO

EXECUTIVE VICE PRESIDENT

CHIEF OPERATING OFFICER

June 8, 2015

The Board of Directors of TCW Funds, Inc.

TCW Funds, Inc.

865 South Figueroa Street

Los Angeles, California 90017

Re: Expense Limitations

Directors,

TCW Investment Management Company (“Adviser”), investment adviser to the TCW Funds, Inc., agrees to the following expense limitations:

1.25% with respect to Class I and Class N of the TCW Developing Markets Equity Fund.

The Adviser agrees that in the event the overall expenses of the Class I or Class N shares of the TCW Developing Markets Equity Fund exceed the stated expense limit on an annualized basis, the Adviser shall reimburse the class or classes of the relevant fund in respect of such shares for the difference. Each expense limitation does not include any expenses attributable to interest and acquired fund fees and expenses, if any.

This expense limitation, as applicable to the funds listed above, shall commence on June 23, 2015, and continue to June 30, 2016. The Adviser may, at its sole discretion, extend or modify the expense limitation at the conclusion of the period.

Very truly yours,

/s/ David S. Devito
David S. DeVito
Executive Vice President and Chief Operating Officer